Exhibit 10.12

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of February 1, 2022 (the “Execution Date”) with an effective date February 10, 2022 (the “Effective Date“), by and between Assembly Biosciences, Inc., a Delaware corporation with principal executive offices at 331 Oyster Point Blvd., Fourth Floor, South San Francisco, CA 94080 (the “Company”), and Nicole S. White, Ph.D. (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to promote the Employee to Chief Manufacturing Officer as of the Effective Date, and the Employee desires to accept this promotion as of the Effective Date; and

WHEREAS, the parties desire to enter into this Agreement, setting forth the terms and conditions of the Employee’s employment with the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.
Employment.
(a)
Services. The Employee will be employed by the Company as its Chief Manufacturing Officer, reporting to the Company’s Chief Executive Officer, and shall perform such duties as are consistent with a position as Chief Manufacturing Officer (the “Services”). The Employee agrees to perform such Services faithfully, to devote Employee’s full working time, attention and energies to the business of the Company and, while Employee remains employed and subject to the terms of this Agreement, not to engage in any other business activity that is in conflict with Employee’s duties and obligations to the Company.
(b)
Acceptance. The Employee hereby accepts such employment and agrees to render the Services.
2.
Term. The Employee's employment under this Agreement shall commence as of the Effective Date and shall continue on an “at-will” basis until terminated pursuant to Section 7 of this Agreement (the “Term”).
3.
Best Efforts. The Employee shall devote Employee’s full business time, attention and energies to the business and affairs of the Company and shall use Employee’s reasonable best efforts to advance the best interests of the Company and during the Term shall not be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Employee of Employee’s duties hereunder or the Employee’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

4.
Compensation. During the Term, as full compensation for the performance by the Employee of his duties under this Agreement, the Company shall pay the Employee as follows:
(a)
Base Salary. The Company shall pay the Employee a base salary at the annualized rate of four hundred thousand dollars ($400,000). The base salary in effect at any given time is referred to herein as the “Base Salary.” Payment shall be made in accordance with the Company’s normal payroll practices, as they may be changed from time to time. The Base Salary will be reviewed by the Chief Executive Officer and the Board of Directors (the “Board”), or a committee thereof, no less frequently than annually.
(b)
Annual Performance Bonus. At the sole discretion of the Board (or a committee thereof), the Employee shall be eligible to receive an annual performance-based bonus during the Term (the “Annual Performance Bonus”) targeted at forty percent (40%) of Employee’s then current Base Salary based on the attainment by the Employee of performance objectives as established annually by the Chief Executive Officer. The Annual Performance Bonus shall be payable in a single lump-sum as determined by the Board (or a committee thereof) in its sole discretion. Except as otherwise provided in this Agreement, to earn any particular Annual Performance Bonus, the Employee must, in addition to satisfying the performance objectives, remain employed on the date the Annual Performance Bonus is paid; provided, further, that the Annual Performance Bonus will be paid no later than seventy-five (75) days after the end of the period to which the Annual Performance Bonus pertains.
(c)
Withholding. Amounts payable to the Employee under this Agreement, including Section4 and Section 8, shall be net of all applicable federal, state and local taxes, social security and such other amounts as the Company may be required by law to withhold from such amounts.
(d)
Equity. From time to time, subject to and upon the approval by the Board (or a committee thereof), the Company may grant to the Employee equity awards to purchase or receive shares of common stock of the Company (the “Equity Awards”). The Equity Awards will contain such terms and conditions as may be approved by the Board (or a committee thereof).
(e)
Expenses. The Company shall provide the Employee with a corporate credit card for business use, and shall reimburse the Employee for all normal, usual and necessary expenses incurred by the Employee in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Employee’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.
(f)
Other Benefits. The Employee shall be entitled to all rights and benefits for which Employee shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “Fringe Benefits”) as the Company shall make available to its senior executives from time to time, subject to the terms of such plans. In addition, if applicable, the Company shall reimburse the Employee for Employee’s reasonable licensing fees, continuing professional education, and other professional dues upon timely receipt by the Company of appropriate vouchers or other proof of the Employee’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company. The Company shall also name the Employee as a covered person under its Directors & Officers insurance policies.
(g)
Vacation. The Employee will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
5.
Confidential Information and Inventions. The Employee agrees to continue to comply with the Company’s standard form of Proprietary Information and Inventions Agreement, as it may be amended from time to time (the “PIIA”).
6.
Representations and Warranties.
(a)
The Employee hereby represents and warrants to the Company as follows:
(i)
Neither the execution or delivery of this Agreement nor the performance by the Employee of Employee’s duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Employee is a party or by which he is bound.
(ii)
The Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform Employee’s duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Employee enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Employee to execute and deliver this Agreement or perform Employee’s duties and other obligations hereunder.
(b)
The Company hereby represents and warrants to the Employee that this Agreement and the employment of the Employee hereunder have been duly authorized by and on behalf of the Company, including, without limitation, by all required action by the Board.
7.
Termination. The Employee’s employment hereunder shall be terminated immediately upon the Employee’s death and may be otherwise terminated as follows:
(a)
The Employee’s employment hereunder may be terminated by the Company for Cause as determined by the Chief Executive Officer. Any of the following actions by the Employee shall constitute “Cause”:
(i)
The willful failure or disregard or continuing refusal by the Employee to perform his duties hereunder;
(ii)
Any act of willful or intentional misconduct, or a grossly negligent act by the Employee having the effect of injuring, in a material way (as determined in good-faith by the Company), the business or reputation of the Company, including but not limited to, any officer, director, or executive of the Company;

(iii)
Willful misconduct by the Employee in carrying out his duties or obligations under this Agreement, including, without limitation, insubordination with respect to lawful directions received by the Employee from the Chief Executive Officer or from the Board having the effect of injuring, in a material way (as determined in good-faith by the Chief Executive Officer), the business or reputation of the Company;
(iv)
The Employee’s indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);
(v)
The determination by the Company, based upon clear and convincing evidence, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Employee engaged in some form of harassment or discrimination prohibited by law (including, without limitation, age, sex or race discrimination);
(vi)
Any intentional misappropriation of the property of the Company, or embezzlement of its funds or assets (whether or not a misdemeanor or felony);
(vii)
Breach by the Employee of any of the provisions of the PIIA; and
(viii)
Breach by the Employee of any provision of this Agreement other than those contained in the PIIA, which is not cured by the Employee within thirty (30) business days after notice thereof is given to the Employee by the Company.

Except for a failure, misconduct, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Employee shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause, unless a longer cure period is provided in the act constituting Cause described above; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Employee notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Employee's employment for Cause without notice and with immediate effect.

(b)
The Employee’s employment hereunder may be terminated by the Chief Executive Officer due to the Employee’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Chief Executive Officer has provided a written termination notice to the Employee supported by a written statement from a reputable independent physician mutually selected by the Company and the Employee, or the Employee’s legal representatives in the event the Employee is unable to make such selection due to mental incapacity, to the effect that the Employee shall have become so physically or mentally incapacitated as to be unable to resume, even with reasonable accommodation as may be required under the Americans With Disabilities Act, within the ensuing twelve (12) months, the Employee’s employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Company after the Employee has been unable to substantially perform his duties hereunder, even with reasonable accommodation as may be required under the Americans With Disabilities Act, for one hundred twenty (120) or more consecutive days, or more than one hundred eighty (180) days in any consecutive twelve (12) month period, by reason of any physical or mental illness or injury. For purposes of this Section 7(b), the Employee agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician mutually selected by the Company and the Employee and paid for by the Company. Notwithstanding the foregoing, nothing herein shall give the Company the right to terminate the Employee prior to discharging its obligations to the Employee, if any, under the Family and Medical Leave Act, the Americans With Disabilities Act, or any other applicable law. The Company shall reimburse the Employee for the Employee’s actual cost of maintaining a supplementary long-term disability insurance policy during the Term up to a maximum reimbursement of $10,000 per year.
(c)
The Employee’s employment hereunder may be terminated by the Company (or its successor) by written notice to the Employee upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the Effective Date by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of fifty percent (50%) of such voting power on the Effective Date of this Agreement, (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions other than a merger effected exclusively for the purpose of changing the domicile of the Company, or (iii) a “corporate transaction” as defined in the Company equity incentive plans under which the Employee has been granted Equity Awards. Notwithstanding the foregoing, if the Change of Control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of cash severance payable pursuant to Section 8(b), if any, shall be paid in equal installments in accordance with the Company’s then payroll practice over a 12-month period. Solely for purposes of Section 409A of the Code, each installment payment under this Agreement is considered a separate payment.
(d)
The Employee’s employment hereunder may be voluntarily terminated by the Employee for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) any material reduction by the Company of the Employee’s duties, or responsibilities or authority that, taken as a whole, results in a material diminution of position; provided, however, that a change in the Employee’s title or reporting relationship shall not by itself constitute a termination by the Employee for Good Reason under this clause (i); (ii) any material (meaning 10% or more) reduction by the Company of the Employee’s Base Salary and/or target Annual Performance Bonus payable hereunder (it being understood that an across-the-board reduction applicable to all similarly situated employees of the Company, including the Employee, shall not be deemed a reduction for purposes of this definition); (iii) in connection with a Change of Control or within the COC Period (as defined in Section 8(b) below) following a Change of Control, a material adverse change in the reporting structure or title applicable to the Employee, including an adverse change arising from a material diminution in the authority, duties or responsibilities of the supervisor to whom the Employee is required to report (e.g., the Employee no longer reports to the Chief Executive Officer of the Company or its successor); (iv) any requirement by the Company, without the Employee’s prior written consent, that the Employee locate the Employee’s residence or primary place of employment to a location outside a 50-mile radius of such location mutually agreed upon between the Company and the Employee as of the Effective Date, or such other location that the Company and the Employee may mutually agree upon and designate from time to time during the Term; or (v) a material breach by the Company of Section 6(b) of this Agreement which is not cured by the Company within thirty (30) days after written notice thereof is given to the Company by the Employee. However, notwithstanding the above, Good Reason shall not exist unless: (x) the Employee notifies in writing the Chief Executive Officer within thirty (30) days of the initial existence of one of the adverse events described above, and (y) the Company fails to correct the adverse event within thirty (30) days of such written notice, and (z) the Employee’s voluntary termination because of the existence of one or more of the adverse events described above occurs within ninety (90) days of the initial existence of the event.
(e)
The Employee’s employment may be terminated by the Company without Cause by delivery of written notice to the Employee effective the date of delivery of such notice. For the avoidance of doubt, termination of the Employee’s employment due to his death or Disability does not constitute a termination for Cause.
(f)
The Employee’s employment may be terminated by the Employee in the absence of Good Reason by delivery of written notice to the Company effective fifteen (15) days after the date of delivery of such notice.
8.
Compensation upon Termination.
(a)
Accrued Benefits. Upon termination of the Employee’s employment by either party regardless of the cause or reason, the Employee shall be entitled to the following, referred to herein as the “Accrued Benefits”: (i) payment for any accrued, unpaid Base Salary through the termination date; (ii) if provided for under the Company’s vacation plan or policy or required by applicable law, payment for any accrued, unused vacation days through the termination date; and (iii) reimbursement for any approved business expenses that the Employee has timely submitted for reimbursement in accordance with the Company’s business expense reimbursement policy or practice. Except as otherwise expressly provided by this Agreement, the Company shall have no further payment obligations to the Employee and all Equity Awards that have not vested as of the termination date shall be forfeited to the Company as of such date. Subject to this Section 8, the vested portion of any stock options held by the Employee as of the Employee’s termination date shall remain exercisable for ninety (90) days following such termination.
(b)
Change of Control Separation Benefits. If the Employee’s employment is terminated by the Company due to Disability pursuant to Section 7(b), by the Company without Cause pursuant to Section 7(e) or by the Employee for Good Reason pursuant to Section 7(d) and such termination occurs during the period beginning on the Change of Control and ending twelve (12) months immediately following such Change of Control (the “COC Period”), provided that the Employee signs and does not revoke a general release of claims against the Company within the time period specified therein (which time period shall not exceed sixty (60) days), in form and substance satisfactory to the Company (the “Release”), then the Company shall provide the following benefits to the Employee, referred to herein as the “Change of Control Separation Benefits”: (i) a lump sum payment equal to twelve (12) months of the Employee’s then-current

Base Salary; (ii) the full target Annual Performance Bonus for the year in which such termination occurs, less any installments paid in advance (items (i) and (ii) being the “Change of Control Separation Pay”); (iii) immediate vesting in full of all Equity Awards with time based vesting; and (iv) if the Employee properly and timely elects to continue his health insurance benefits under COBRA or applicable state continuation coverage after the termination date, reimbursement for the portion of Employee’s health continuation coverage premiums that the Company would have paid had the Employee remained employed by the Company until the earlier of (A) the twelve (12) months following the month in which the Employee’s termination date occurs, or (B) the maximum period permitted by applicable law, provided that the Company’s obligation to pay a portion of the Employee’s health continuation coverage premiums will terminate if Employee becomes eligible for health insurance benefits from another employer during the reimbursement period. Subject to the Release being effective, the Change of Control Separation Pay will be paid within sixty (60) days after the termination date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid no earlier than the first Company payroll date in the second calendar year and, in any case, by the last day of such 60-day period.
(c)
Base Separation Benefits. If the Employee’s employment is terminated during the Term and outside of the COC Period as a result of the Employee’s Disability pursuant to Section 7(b), by the Company without Cause pursuant to Section 7(e), or by the Employee for Good Reason pursuant to Section 7(d), provided that the Employee signs and does not revoke the Release within the time period specified therein (which time period shall not exceed sixty (60) days), then the Company shall provide the following benefits to the Employee, referred to herein as the “Base Separation Benefits”: (i) the continued payment in installments of the Employee’s then-current Base Salary for a period of twelve (12) months following the termination date (the “Base Separation Pay”); and (ii) if the Employee properly and timely elects to continue Employee’s health insurance benefits under COBRA or applicable state continuation coverage after the termination date, reimbursement for the portion of the Employee’s health continuation coverage premiums that the Company would have paid had the Employee remained employed by the Company until the earlier of (A) the twelve (12) months following the month in which the Employee’s termination date occurs, or (B) the maximum period permitted by applicable law, provided that the Company’s obligation to pay a portion of the Employee’s health continuation coverage premiums will terminate if he becomes eligible for health insurance benefits from another employer during the reimbursement period. The first installment of the Base Separation Pay will be paid on the Company’s first regular payday occurring following the effectiveness of the Release in an amount equal to the sum of payments of Base Salary that would have been paid if Employee had remained in employment for the period from the termination date through the payment date. The remaining installments will be paid until the end of the 12-month period at the same rate as the Base Salary in accordance with the Company’s normal payroll practices for its employees. Notwithstanding the foregoing, if the 60-day period for the execution and non-revocation of the Release begins in one calendar year and ends in a second calendar year, the Base Separation Pay, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid no earlier than the first Company payroll date in the second calendar year and, in any case, by the last day of such 60-day period; provided, however, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the termination date. The Employee understands that if the Employee is eligible to receive the Base Separation Benefits, such Base Separation Benefits shall be in lieu of and not in addition to the Change of Control Separation Benefits described in Section 8(b) of this Agreement. Notwithstanding the foregoing, if the Employee is entitled to receive the Base Separation Benefits but violates any provisions of this Agreement, the PIIA or any other agreement entered into by the Employee and the Company after termination of employment, the Company will be entitled to immediately stop paying any further installments of the Base Separation Benefits.
(d)
This Section 8 sets forth the only obligations of the Company with respect to the termination of the Employee’s employment with the Company, except as otherwise required by law, and the Employee acknowledges that, upon the termination of the Employee’s employment, the Employee shall not be entitled to any payments or benefits which are not explicitly provided in Section 8.
(e)
Upon termination of the Employee’s employment hereunder for any reason, the Employee shall be deemed to have resigned as director and/or officer of the Company and each subsidiary of the Company, to the extent applicable, effective as of the date of such termination, unless otherwise requested by the Board.
(f)
The provisions of this Section 8 shall survive any termination of this Agreement.
9.
Section 409A. The intent of the parties to this Agreement is that the payments, compensation and benefits under this Agreement be exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, in this connection, the following shall be applicable:
(a)
To the greatest extent possible, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A.
(b)
If any severance, compensation, or benefit required by this Agreement is to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.
(c)
If any severance, compensation, or benefit required by this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and the Employee is a “specified employee” within the meaning of Section 409A, no payments of any of such severance, compensation, or benefit shall be made until the earlier of six (6) months plus one (1) day after such separation from service or the Employee’s death (the “New Payment Date”). The aggregate amount of any such payments that would have otherwise been paid during the period between the date of separation from service and the New Payment Date shall be paid to the Employee or his estate in a lump sum payment on the New Payment Date. Thereafter, any severance, compensation, or benefit required by this Agreement that remains outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(d)
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).
(e)
The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
(f)
The provisions of this Section 9 shall survive any termination of this Agreement.
10.
Section 280G.
(a)
Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Employee or for the Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 10 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Employee of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Employee if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.
(b)
Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.
(c)
Any determination required under this Section 10 shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before the Change of Control (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to the Company and the Employee as requested by the Company or the Employee. The Company and the Employee shall provide the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 10. For purposes of making the calculations and determinations required by this Section 10, the Accounting Firm may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accounting Firm’s determinations shall be final and binding on the Company and the Employee. The Company shall be responsible for all fees and expenses incurred by the Accounting Firm in connection with the calculations required by this Section 10.
(d)
It is possible that after the determinations and selections made pursuant to this Section 10 the Employee will receive Covered Payments that are in the aggregate more than the amount provided under this Section 10 (“Overpayment”) or less than the amount provided under this Section 10 (“Underpayment”).
(i)
In the event that: (A) the Accounting Firm determines, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Employee which the Accounting Firm believes has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Employee shall pay any such Overpayment to the Company.
(ii)
In the event that: (A) the Accounting Firm, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Employee.
11.
Miscellaneous.
(a)
This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to its principles of conflicts of laws.
(b)
In the event of any dispute arising out of, or relating to, this Agreement or the breach thereof, or regarding the interpretation thereof, the parties agree to submit any differences to nonbinding mediation prior to pursuing resolution through the courts. The parties hereby submit to the exclusive jurisdiction of the state and federal courts situated in San Francisco County, California, and agree that service of process in such court proceedings shall be satisfactorily made upon each other if sent by registered mail addressed to the recipient at the address referred to in Section 11(g) below.
(c)
This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.
(d)
This Agreement, and the Employee’s rights and obligations hereunder, may not be assigned by the Employee. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, including any successors or assigns in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)
This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.
(f)
The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.
(g)
All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the Employee at the last address of record in his personnel file and to the Company at the address for its corporate headquarters, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mail. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this Section 11(g).
(h)
This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including the offer letter dated October 21, 2020 by and between the Company and Employee. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
(i)
As used in this Agreement, “affiliate” of a specified person or entity shall mean and include any person or entity controlling, controlled by or under common control with the specified person or entity.
(j)
The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
(k)
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same original, binding document. Any facsimile, PDF reproduction of original signatures or other electronic transmission of a signed counterpart shall be deemed to be an original counterpart and any signature appearing thereon shall be deemed to be an original signature. Each party agrees that the electronic signatures of the parties included in this Agreement, including via DocuSign®, are intended to authenticate this writing and to have the same force and effect as manual signatures.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and intend it to be effective as of the Effective Date by proper person thereunto duly authorized.

ASSEMBLY BIOSCIENCES, INC.

By:	/s/ John G. McHutchison, A.O., M.D.
Name:	John G. McHutchison, A.O., M.D.
Title:	Chief Executive Officer and President

EMPLOYEE

/s/ Nicole S. White, Ph.D.
Name: Nicole S. White, Ph.D.